MORGAN & COMPANY
CHARTERED ACCOUNTANTS

P.O. Box 10007 Pacific Centre
Suite 1488 - 700 West Georgia Street
Vancouver, B.C. V7Y 1A1
Tel: (604) 687-5841
Fax: (604) 687-0075
www.morgan-cas.com

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Form S-8 Registration Statement of Patch International Inc. (the "Company") of our report, dated September 17, 2004, on the consolidated balance sheets of the Company as of May 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB for the Company for the year ended May 31, 2004.

Vancouver, BC /s/ Morgan & Company

November 3, 2004 Chartered Accountants